SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                           _________________________


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OF 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported)  December 18, 1998

                              THE ANDERSONS, INC.
            (Exact name of registrant as specified in its charter)

                  OHIO                            34-1562374
    (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)           Identification No.)

    480 W. Dussel Drive, Maumee, Ohio                43537
 (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (419) 893-5050

Item 5:

The following press release was issued on December 18, 1998:

                                   The Andersons, Inc.
                                   480 W. Dussel Drive Maumee, Ohio 43537

AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
Gary Smith                         Marilyn Windsor     Lisa Fortuna
419-891-6417                       312-640-6692        312-640-6779

FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 18, 1998

         THE ANDERSONS NAMES MIKE ANDERSON CEO, INCREASES DIVIDEND 25%

MAUMEE, OHIO, DECEMBER 18, 1998-The board of directors of
The Andersons, Inc. (Nasdaq: ANDE) today named Michael J. (Mike) Anderson president and chief executive officer of the company, effective Jan. 1, 1999. Richard P. (Dick) Anderson, currently chairman and chief executive officer, will continue as chairman.

The company also announced it increased its cash dividend to five cents per share, up from four cents.

Mike, 47, has been president and chief operating officer of the company since September 1996. He will be in charge of strategic planning while continuing to have responsibility for day-to-day operations. There are no plans to name a chief operating officer to succeed him.

The nephew of Dick Anderson, Mike graduated with his Master's in management from Northwestern University in 1975. From 1975 to 1978 he was an auditor for Arthur Young & Co., earning his CPA in 1976.

Mike has had hands-on experience in two of the company's three business groups. He began his career with The Andersons in 1978, holding various positions in the company's largest business unit, the Agriculture Group. From grain buyer he advanced to grain purchasing manager, Maumee Grain Division manager, and vice president and general manager of the Grain Group. From 1994 to 1996 he was vice president and general manager of the Retail Group.

Mike is on the board of directors of The Andersons, Inc. and Interstate Bakeries Corp. (NYSE: IBC) and the advisory board of Findley Davies, Inc. Active in community affairs, he is a trustee and officer of the YMCA of Greater Toledo and sits on the advisory committee of St. Patrick's of Heatherdowns Church and the advisory board of the University of Toledo Family Business Center. He was the 1998 campaign chairman for the United Way of Greater Toledo.

"I look forward to continuing the steady growth and success this company has achieved in the 51 years since it was founded by my grandfather," Mike said. "The board, the management team, and I are committed to increase shareholder value by building on our considerable strengths, pursuing development opportunities and achieving the aggressive earnings goals that we have established."

Dick Anderson, 69, has been with The Andersons since his father, Harold, founded it in 1947. Starting as a crew boss on construction of the first elevator in Maumee, Ohio, Dick worked his way up through the company. He was named managing partner in 1978 and president and chief executive officer in 1986. In 1996, he was named chairman and chief executive officer.

Dick has presided over a period of extraordinary growth for the company.
Under his leadership, grain capacity has doubled, to 80 million bushels, and the retail business has grown from one small store in Maumee to six throughout Ohio. Dick also is credited with starting the company's agricultural fertilizer business. Today, The Andersons has 18 wholesale fertilizer operations in the eastern Corn Belt with dry and liquid fertilizer storage capacity of more than 550,000 tons. The company is a full-line supplier of nitrogen, phosphate, potassium and compounded fertilizer products-buying, transporting, storing, mixing, bagging and marketing more than 1 million tons of fertilizer materials to agricultural dealers every year.

Dick has served on numerous corporate boards including Toledo Edison, Trustcorp Inc., First Mississippi Corp., Solar Cells Inc., N-Viro International Corp.(Nasdaq: NVIC) and ChemFirst Inc. (NYSE: CEM). In addition, he has served as board member and chairman of the following civic and charitable organizations: Toledo Area Council Boy Scouts of America, Public Broadcasting Foundation of Northwest Ohio, Lucas County Children Services Board, St. Luke's Hospital, The University of Toledo Foundation and The Toledo Museum of Art.

"I have great confidence in our new management team. I will continue to be involved in strategic issues, acting as an adviser to Mike and serving as a liaison between the board and management," Dick said.

Also today, the directors announced an increased cash dividend of five cents per share, payable Jan. 21, 1999, to shareholders of record on Jan. 4, 1999. The previous cash dividend was four cents per share. The cash dividend is the company's ninth since its listing on Nasdaq on Feb. 20, 1996.

Mike Anderson stated that, "We are very pleased to increase our cash dividend for the third consecutive year. Because of The Andersons' strong internal cash generation, we are confident we can increase our cash dividend while maintaining an aggressive capital investment program for 1999."

Future cash dividends will be determined by company performance and must be approved by the board of directors.

There are approximately 8 million common shares outstanding.

The Andersons, Inc. is a respected leader and dominant regional player in the grain industry. This strong position in its basic business has allowed the company to diversify into other agribusiness operations, several processing and manufacturing businesses, and general merchandise retailing. The company has been in operation since 1947.

This release contains forward-looking statements, including statements with respect to anticipated revenue growth, adequacy of cash flows and profitability. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, economic and weather conditions in agriculture, economic conditions and competition in its retail stores' markets, risks associated with acquisitions, and the risk factors set forth from time to time in the company's filings with the Securities and Exchange Commission.

  For further information regarding The Andersons free of charge via fax dial
                 1-800-PRO-INFO and enter company code "ANDE."

  The Andersons, Inc. can be reached on the Internet at www.andersonsinc.com

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      The Andersons, Inc.

Date December 30, 1998                By /s/Richard P. Anderson
                                      Richard P. Anderson
                                      Chairman and Chief Executive Officer